SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), is made and entered into as of July 20th, 2021, by and among New America Energy Corp., a Florida corporation (the “Company”), Third Bench Holdings, LLC, a New Mexico limited liability company (the “Holdings”), and the Members of Holdings identified on Exhibit A attached hereto (each a “Member” and collectively, the “Members”).Capitalized terms used in this Agreement are defined in Annex A attached hereto.

WHEREAS, 100% of the membership units in Holdings (the “Holdings Units”) are issued and outstanding, and all of which are held by the Members.

WHEREAS, the Members have agreed to exchange Holdings Units with Company in exchange for the issuance of 511,000 shares of newly created Series B Preferred Stock, par value $0.001 per share of Company (the “Series B Preferred Stock”) which, collectively, shall be convertible into that number of shares of common stock of the Company which shall equal Ninety Percent (90%) of the total issued and outstanding shares of common stock of the Company as determined at the consummation of the Acquisition (on a fully diluted basis for a period of one year) as set forth in the certificate of designation attached hereto as Exhibit B, on the terms and subject to the conditions set forth herein (the “Share Exchange” or the “Acquisition”).

WHEREAS, the Share Exchange is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

WHEREAS, the Board of Directors of the Company and the Manager of Holdings have each determined that it is desirable and in the best interests of their respective Members of their respective companies to effect the Share Exchange.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES

1.1. Exchange by the Member. At the Closing, each Member shall sell, transfer, convey, assign and deliver to the Company, all of their respective Holdings Units owned by the Member free and clear of all Liens of in exchange for the Series B Preferred Stock.

1.2. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of the Company, commencing upon the satisfaction or waiver of all conditions and obligations of the parties to consummate the transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective parties will take at Closing) or such other date and time as the parties may mutually determine (the “Closing Date”).

1.3. Control Block Transfer. On the Closing Date, Jefferey Canouse (the “Control Block Holder”) will transfer and assign all 51 shares of Series A Preferred Stock to a Holdings Designee or Designees as shown in the Control Block Share Transfer Agreement to be executed simultaneously with this Agreement, in exchange for 17,063 shares of newly created Series D Preferred Stock, which collectively, shall be convertible into that number of shares of common stock of the Company which shall equal Three (3%) of the total issued and outstanding shares of common stock of the Company, as determined at the consummation of the Acquisition (on a fully diluted basis for a period of two (2) years) and carry rachet and anti-dilution rights, as set forth on the Certificate of Designation on Exhibit D (the “Series D Preferred Stock”).

ARTICLE II

REPRESENTATIONS OF THE MEMBERS

Each Member represents and warrants to the Company, as follows:

2.1 Good Title. The Member is the record and beneficial owner, and has good and marketable title to

Holdings Units being exchanged by such Member pursuant to this Agreement as set forth on Exhibit A, with the right and authority to sell and deliver such Holdings Units to Company as provided herein. Upon registering of the Company as the new owner of such Holdings Units in the share register of Holdings, the Company will receive good title to such Holdings Units, free and clear of all Liens.

2.2 Power and Authority. All acts required to be taken by the Member to enter into this Agreement and to carry out the transactions contemplated by this Agreement have been properly taken. The obligations of the Member under this Agreement constitute legal, valid and binding obligations of the Member, enforceable against Member in accordance with the terms hereof.

2.3 No Conflicts. The execution and delivery of this Agreement by the Member and the performance by the Member of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Laws applicable to Member; and (iii) will not violate or breach any contractual obligation to which Member is a party.

2.4 No Finder’s Fee. The Member has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the transactions contemplated under this Agreement that Holdings or the Company will be responsible for.

2.5 Purchase Entirely for Own Account. The Series B Preferred Stock proposed to be acquired by the Member hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling or otherwise distributing the Series B Preferred Stock, except in compliance with applicable securities laws.

2.6 Available Information. The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company. Member acknowledges that an investment in the Company Common Stock involves a high degree of risk, is speculative and there can be no assurance of any return on any such investment.

2.7 Non-Registration. The Member understands that the Series B Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Series B Preferred Stock in accordance with the Company charter documents or the laws of its jurisdiction of incorporation.

2.8 Restricted Securities. The Member understands that the Series B Preferred Stock are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Member pursuant hereto, the Series B Preferred Stock would be acquired in a transaction not involving a public offering. The Member further acknowledges that if the Series B Preferred Stock are issued to the Member in accordance with the provisions of this Agreement, such Series B Preferred Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom.

2.9 Legends. The Member understands that the Series B Preferred Stock will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO HOLDINGS. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.10 Accredited Investor. The Member is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND MEMBERS

The Members and Holdings jointly and severally represent and warrant to Company that, except as set forth in herein:

3.1. Organization, Standing and Corporate Power. Holdings is duly organized, validly existing and in good standing under the Laws of the State of New Mexico and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Holdings is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

3.2. Subsidiaries. Holdings has the Subsidiaries set forth on Schedule 3.2, and other than those expressly listed therein does not own directly or indirectly, any equity or ownership interest in any other company, corporation, partnership, joint venture or otherwise.

3.3. Capital Structure of Holdings. As of the date of this Agreement, the number of Units and type of all authorized, issued and outstanding equity securities of Holdings or any Subsidiary, and all shares of capital stock reserved for issuance under Holdings’ various option and incentive plans is specified herein. No shares of Units or other equity securities of Holdings are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Holdings are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. There are no outstanding securities, options, warrants (other than the 1% warrant issued to Black Oak), calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Holdings or any Subsidiary is a party or by which it is bound obligating Holdings to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Holdings or obligating Holdings to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Holdings to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Holdings.

3.4. Corporate Authority; Noncontravention. Holdings has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement contemplated hereunder. The execution and delivery of this Agreement by Holdings and the consummation by Holdings of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Holdings and the Members. This Agreement has been duly executed and when delivered by Holdings shall constitute a valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Share Exchange and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Holdings under, (i) the Certificate of Incorporation, Bylaws or other organizational or charter documents of Holdings (copies of which have been provided to Company on or prior to the date of this Agreement) (the “Holdings Charter Documents”), (ii) any, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to Holdings or the Member, theirs properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to Holdings or the Member, their properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Holdings or could not prevent, hinder or materially delay the ability of Holdings to consummate the Share Exchange.

3.6. Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Holdings in connection with the execution and delivery of this Agreement by Holdings or the consummation by Holdings of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

3.7. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Holdings or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

3.8. Litigation; Compliance with Laws.

(a) There is no suit, action or proceeding or investigation pending or, to the Knowledge of Holdings, threatened against or affecting Holdings or any Subsidiary or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Holdings or prevent, hinder or materially delay the ability of Holdings to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Holdings having, or which, insofar as reasonably could be foreseen by Holdings, in the future could have, any such effect. Except as set forth herein, neither Holdings, any Subsidiary nor to Holdings’ Knowledge, any director or officer of Holdings or any Subsidiary thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Holdings there is not pending or contemplated, any investigation by the SEC involving Holdings.

(b) The conduct of the business of Holdings complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except as would not have a Material Adverse Effect with respect to Holdings.

3.9. Tax Returns and Tax Payments.

(a) Holdings has filed with the appropriate taxing authorities any Tax Returns required to be filed by it (taking into account all applicable extensions, including the extension filed for 2020 federal and state income taxes). No claim has ever been made in writing or otherwise addressed to Holdings or any Subsidiary by a taxing authority in a jurisdiction where Holdings does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of Holdings or is being asserted against Holdings or any Subsidiary.

(c) As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.10. Material Agreements.

(a) Holdings has provided to Company all contracts or agreements to which Holdings or any Subsidiary is a party (the “Holdings Material Agreements”), including: (i) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $25,000; (ii) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $10,000, or under which a security interest has been imposed on any of its Assets, tangible or intangible; (iv) any profit sharing, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers, directors and managers or any employees; (v) any employment or independent contractor agreement providing annual compensation in excess of $10,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than thirty (30) days’ notice; (vi) any agreement with any current or former officer, director, Member, members, manager or affiliate; (vii) any agreements relating to the acquisition (by merger, purchase of units or assets or otherwise) of any operating business or material assets or the capital stock of any other person; (viii) any agreements for the sale of any of the assets, other than in the ordinary course of business; (ix) any outstanding agreements of guaranty, surety or indemnification, direct or indirect; (x) any royalty agreements, licenses or other agreements relating to Intellectual Property (excluding licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000); and (xi) any other agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect.

(b) Holdings has made available to Company either an original or a correct and complete copy of each written Material Agreement. With respect to each Material Agreement to which Holdings or any Subsidiary is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) is not in material breach or default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (iii) no material provision of the agreement has been repudiated.

3.11. Manager Recommendation. The Manager of Holdings has determined that the terms of the Share Exchange is fair to and in the best interests of the respective Members of Holdings.

3.13. No Registration of Securities. Holdings understands and acknowledges that except as set forth in this Agreement, the offering, exchange and issuance of the Series B Preferred Stock pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and that Company’s reliance upon such exemption is predicated in part upon Holdings’ and the Members’ representations herein.

3.14. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Holdings to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. Holdings shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

3.15. Registration Rights. No Person has any right to cause Holdings or any Subsidiary to effect the registration under the Securities Act of any securities of Holdings or any Subsidiary.

3.16. Bad Actor Disqualification. With respect to the Series B Preferred Stock to be issued hereunder in reliance on Rule 506 under the Securities Act (“Regulation D Securities”), except as set forth on herein, none of the Members, Holdings, any of its predecessors, any affiliated issuer, any director, executive officer, any beneficial owner of 20% or more of the Member’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Holdings in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Member has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

3.17. Full Disclosure. All of the representations and warranties made by Holdings in this Agreement, , and all statements set forth in the certificates delivered by Holdings at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Holdings pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Company or its representatives by or on behalf of any Company or its Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.18 Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, Holdings does not make any other express or implied representation or warranty on behalf of Holdings in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Holdings and to the Members that, except as set forth herein:

4.1. Organization, Standing, Corporate Power and Quotation of Common Stock. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Company. If the Company has no Subsidiaries, all other references to the Subsidiaries or any of them in this Agreement, shall be disregarded.

4.2. Subsidiaries. The Company has two subsidiaries (BestTitleDeal and Title King, LLC), both of which will be vended out to Jeffrey Canouse following the Closing Date. Other than BestTitleDeal and Title King, LLC, the Company and does not own directly or indirectly, any equity or ownership interest in any company, corporation, partnership, joint venture or otherwise.

4.3. Capital Structure of Company. Except as set forth herein, and in the Debt Exchange Agreement being executed simultaneously with this Agreement, there are no Shares of Company Common Stock or Company Preferred Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise (except as described below). All outstanding shares of capital stock of Company and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except as set forth herein, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). Except as set forth herein, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Company or any of its Subsidiaries. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

4.4. Corporate Authority; Noncontravention. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and when delivered by Company, shall constitute a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5. No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock and the consummation by it of the transactions contemplated hereby and thereby do not and will not: conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

4.6. SEC Filings; Financial Statements; Information Provided.

(a) Except as set forth herein, all of the Company SEC Reports, at the time filed (or if amended prior to the date hereof, when so amended), complied as to form in all material respects with the requirements of the Securities Act and the Share Exchange Act applicable to such Company SEC Reports and did not at the time they were filed (or if amended prior to the date hereof, when so amended) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) The consolidated financial statements of the Company complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved and fairly presented in all material respects the consolidated financial position of Company as of the dates indicated and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated.

(c) Company is not currently an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

4.7. Absence of Certain Changes. Other than as disclosed herein there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect.

4.8. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

4.9. Litigation; Labor Matters; Compliance with Laws.

(a) Except as set forth herein, there is no suit, action or proceeding or investigation pending or, to the Knowledge of Company, threatened against or affecting Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Company or prevent, hinder or materially delay the ability of Company to consummate the Share Exchange, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Company having, or which, insofar as reasonably could be foreseen by Company, in the future could have, any such effect.

(b) Company is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, any of which could have a Material Adverse Effect with respect to Company. As of the date of this Agreement, there are no employee grievances, complaints or charges pending against Company or, to Company’s Knowledge, otherwise related to the business under any employee dispute resolution procedure. Company is in compliance in all material respects with all applicable federal, state, local and all other applicable laws, regulations, ordinances or orders with respect to employment and employment practices, terms and conditions of employment and wages and hours. Except as would not result in a material liability, neither Company nor, to Company’s Knowledge, any of its Affiliates has misclassified any Employee as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any benefit plan of the Company.

(c) Company and each Subsidiary is and has been in compliance in all material respects with all Laws and Governmental Orders applicable to the conduct of its business as described in the Company SEC Reports. Neither Company nor any Subsidiary has received any written notice or other written communication from any Governmental Authority or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of any such Law or Governmental Order.

(d) Neither the Company nor to the best of Company’s Knowledge, any director or officer thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the best knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company.

4.10. Benefit Plans. Company is not a party to any Benefit Plan under which Company currently has an obligation to provide benefits to any current or former employee, officer or director of Company.

4.11. Tax Returns and Tax Payments.

(a) Except as set forth herein, Company has filed all Tax Returns required to be filed by it (taking into account all applicable extensions or agreed payment schedules). No claim has ever been made in writing or otherwise addressed to Company or any of its Subsidiaries by a taxing authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Since the Company Balance Sheet Date, Company has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of Company or any of its Subsidiaries or is being asserted against Company or any of its Subsidiaries, no audit of any Tax Return of Company or any of its Subsidiaries is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Company or any of its Subsidiaries and is currently in effect. Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.12. Environmental Matters. Company is in compliance with all requisite Environmental Laws in all material respects. Neither Company nor any of its Subsidiaries has received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations, which, if determined adversely to Company or any of its Subsidiaries, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Company and each its Subsidiaries holds all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect on Company, and is compliance with all terms, conditions and provisions of all such Permits and authorizations in all material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has any liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect on Company or any of its Subsidiaries. There are no past, pending or threatened claims under Environmental

Laws against Company or any of its Subsidiaries and neither Company nor any of its Subsidiaries is aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Company or any of its Subsidiaries pursuant to Environmental Laws.

4.13. Properties. Company has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by Company or acquired after the date thereof which are, individually or in the aggregate, material to Company’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by Company or its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Company is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.14. Intellectual Property. The Company Intellectual Property is set forth in its SEC . Except as set forth in the Company SEC Reports Company owns or has valid rights to use the trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted. All of Company’s licenses to use software programs are current and have been paid for the appropriate number of users. To the Knowledge of Company, none of Company’s Intellectual Property infringe upon the rights of any third party that may give rise to a cause of action or claim against Company or each of its successors. Neither the Company nor any Subsidiary is not currently infringing or misappropriating the Intellectual Property of any other Person that would have a Material Adverse Effect. No licenses or rights from any third parties (or additional payments to any such persons resulting from the transactions contemplated by this Agreement) are required to use and exploit the Intellectual Property as currently used and exploited by Seller.

4.15. Board Determination. The Board of Directors of Company has determined as of the Closing Date that the terms of the transactions contemplated by this Agreement are fair to and in the best interests of Company and its stockholders.

4.16. Due Authorization. Company represents that the issuance of the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock, will be in compliance with Florida law and the Articles of Incorporation and Bylaws of Company. The Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock shall, as of the Closing Date, have been duly and validly authorized and, upon issuance in accordance with this Agreement, will be duly issued, fully paid and non-assessable and free (and not issued or sold in violation) of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights, taxes, claims, liens, charges, encumbrances or other restrictions (other than as provided herein and restrictions under federal and applicable state securities laws).

4.17. Compliance. Except as set forth herein, neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.18. Compliance with Anti-Corruption Laws. Neither Company nor to the knowledge of Company, any director, officer, agent, employee or other person acting on behalf of Company has, in the course of its actions for, or on behalf of, Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any applicable U.S. laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.19. OFAC; Illegal Payments. Neither Company, nor to the knowledge of Company, any director, officer, agent, employee, affiliate or person acting on behalf of Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Neither Company, nor any director, officer, member, manager, agent, employee or other Person acting on behalf of Company has, in the course of his actions for, or on behalf of, Company: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.20. Liabilities. Company has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities being exchanged upon the Closing for newly created Series C Preferred Stock and such indebtedness or obligations disclosed to Holdings in writing, such as the promissory note due to Company’s legal counsel.

4.21. Transactions Contemplated by this Agreement with Affiliates and Employees. Upon the Closing, no officer, director, employee or stockholder of the Company or any Affiliate of any such Person, will have, either directly or indirectly, an interest in any transaction with Company (other than for services as employees, officers and directors), including any contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the knowledge of Company, any entity in which any such Person has an interest or is an officer, director, trustee or partner.

4.22. Bank Accounts and Safe Deposit Boxes. Company has delivered to Holdings records of all such bank accounts at such banks and with such account numbers held by Company.

4.23. Investment Company. Neither Company nor any subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.24. Bankruptcy and Indebtedness. Company has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Company have any Knowledge or reason to believe that any of its respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. There is no outstanding secured and unsecured indebtedness of Company, or for which Holdings has commitments except as set forth herein. All indebtedness of the Company will be paid off on or prior to the Closing Date. Neither the Company nor any Subsidiary is in default with respect to any indebtedness.

4.25. Quotation and Maintenance Requirements. Company’s common stock is currently quoted on the OTC Pink Market tier maintained by OTC Markets Group, Inc. (“OTC”) under the symbol “NECA”, and Company has not, in the 24 months preceding the date hereof, received any notice from the OTC or FINRA or any trading platform on which the common stock is or has been traded or quoted to the effect that Company is not in compliance with the quoting, listing or maintenance requirements of the OTC or such other trading market. Company is, and has no reason to believe that it will not, in the foreseeable future, continue to be in compliance with all such quoting, listing and maintenance requirements.

4.26. No SEC or FINRA Inquiries. Neither Company nor any of its present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

4.27. DTC Eligible. The Company’s common stock is DTC eligible and DTC has not placed a “freeze” or a “chill” on such securities and Holdings has no reason to believe that DTC has any intention to make its common stock not DTC eligible, or place a “freeze” or “chill” on such securities.

4.28. Promotional Stock Activities. Neither the Company, its officers, or any affiliates or agents of Company have engaged in any stock promotional activity that could give rise to a complaint or inquired by the SEC alleging (i) a violation of the anti-fraud provisions of the federal securities laws, (ii) violations of the anti-touting provisions, (iii) improper “gun-jumping; or (iv) promotion without proper disclosure of compensation.

4.29. Material Contracts. Company has delivered to Holdings all contracts and other agreements

(“Material Agreements”) to which the Company is a party.

(a) The Company has made available to Company either an original or a correct and complete copy of each written Material Agreement. With respect to each Material Agreement to which Holdings is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation of Holdings and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) Holdings is not in material breach or default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (iii) Holdings has not repudiated any material provision of the agreement.

4.30 Organizational Documents. Company has delivered in electronic form, hard copy or made available to Holdings a true and correct copy of the Articles of Incorporation, as amended and Bylaws, as amended of Company and any other organizational documents of Company, each as amended, and each such instrument is in full force and effect as of the Closing Date (the “Organizational Documents”). Company is not in violation of any of the provisions of its Organizational Documents.

4.31. Stock Option Plans. Except as set forth herein, each stock option granted by the Company under any Company’s stock option or equity incentive plan (if any) was granted (i) in accordance with the terms of such plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the financial results or prospects.

4.32 Solvency. Based on the consolidated financial condition of the Company as of the Closing Date: (i) the fair saleable value of Holdings’ assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

4.33. Registration Rights. No Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

4.33. Full Disclosure. All of the representations and warranties made by Company in this Agreement, and all statements set forth in the certificates delivered by Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to Holdings or its representatives by or on behalf of Company or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE V

COVENANTS OF HOLDINGS

5.1. Conduct of Holdings Business. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, Holdings shall not, unless agreed to in writing by Company:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Closing Date;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(d) intentionally permit any Material Adverse Effect to occur with respect to Holdings;

(e) make any material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f) authorize any, or commit or agree to take any of, the foregoing actions.

5.2. Satisfaction of Conditions Precedent. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Holdings will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in ARTICLE VIII, and Holdings will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

5.3. No Other Negotiations. As of the date of this Agreement, Holdings has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition including, without limitation, any agreement or understanding that would require the Company to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Company nor Holdings shall, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Company and its Affiliates involving any Alternative Acquisition, (b) provide information with respect to either Party to any Person, other than in connection with this Agreement, relating to a possible Alternative Acquisition by any Person, (c) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Company and its Affiliates.

If either party receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to Holdings, Holdings shall promptly notify Company thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep Company promptly informed of any developments with respect to same.

5.4. Access. Holdings shall afford to Company, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Company, reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of Holdings’ properties, books, contracts, commitments, personnel and records and, during such period, Holdings shall furnish promptly to Company, (a) a copy of each report, schedule, and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Company or its representatives may reasonably request.

5.5. Notification of Certain Matters. Holdings shall give prompt notice to Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Company representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of Holdings to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to Company.

5.6. Audit Requirement. Holdings shall use commercially reasonable efforts to undertake an audit of its financial statements to be included in the Company SEC Reports to be filed with the SEC after the Closing Date in accordance with the rules and regulations promulgated by the SEC (the “Audit Deadline”). Company and Holdings shall act in good faith and take such further assurances as are necessary to comply with the requirements set forth in this Section to meet the Audit Deadline.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1. Conduct of the Company Business. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, the Company shall not, unless agreed to in writing by Holdings:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Closing Date;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(d) intentionally permit any Material Adverse Effect to occur with respect to the Company;

(e) make any material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f) authorize any, or commit or agree to take any of, the foregoing actions.

6.2 Access. Company shall afford to Holdings and to the officers, employees, accountants, counsel, financial advisors and other representatives of Holdings reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Holdings, (a) a copy of each report, schedule, registration statements and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Holdings or its representatives may reasonably request.

6.3. No Other Negotiations. As of the date of this Agreement, the Company has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition including, without limitation, any agreement or understanding that would require the Company to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Company nor Holdings shall, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Company and its Affiliates involving any Alternative Acquisition, (b) provide information with respect to either Party to any Person, other than in connection with this Agreement, relating to a possible Alternative Acquisition by any Person, (c) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Company and its Affiliates.

If either party receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to Holdings, Holdings shall promptly notify Company thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep Company promptly informed of any developments with respect to same.

6.3. Notification of Certain Matters. The Company shall give prompt notice to Holdings of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Company representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and

(ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to Holdings.

6.4. Satisfaction of Conditions Precedent. During the term of this Agreement, Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and Company will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

6.5. Delivery of Certificates for Preferred Stock. If requested by Holdings, the Members, and/or Southridge, as soon as practicable after the Closing Date, the Company shall deliver or cause to be delivered to such parties certificates for their respective series of preferred stock, otherwise such shares shall be held in book entry format and such share issuances shall be documented in Company’s SEC filings, such as a Form 1-U or 8-K.

6.6. Filing of Form 1-U or 8-K. Company shall as promptly as practicable after the Closing Date, file the 1- U or 8-K with the SEC with respect to the transactions described in this Agreement. As soon as practicable on or after the Closing Date, Seller shall provide all information to Company as reasonably required in order to file the 1-U or 8- K with the SEC.

6.7. Bank Accounts. On the Closing Date, Company shall take appropriate steps to transfer all cash on hand and maintained in the bank accounts of Company (less $230,000 in cash due to Jeffrey Canouse) to one bank account and wire all cash to a bank account of Holdings as designed in writing between the parties. Following execution of this Agreement, Company shall take all necessary steps, as soon as commercially practicable after the Closing Date, to close all bank accounts in the name of Company and shall provide evidence of such closures to Holdings, in form and substance reasonably acceptable to Holdings. In addition, following the execution of this Agreement, any check, withdrawal, wire or other deduction from any Company bank account shall require the approval and signature of David Fair, or such other representative of Holdings as may be identified on or after the date of this Agreement.

6.8. Effectiveness of Company Shareholder Approval. Upon the Closing date, Company shall provide a Majority Shareholder Consent to the transactions herein.

6.9 Post-Closing Actions. The Company shall execute and deliver the documents and complete the tasks set forth in this Section as soon as reasonably practicable and in each case no later than the time limit specified in this Section or such longer time as Holdings may agree in its sole discretion:

(a) The Company and Jeffrey Canouse shall take all such further steps and provide such further documentation and assurances not later than ten (10) calendar days after the Closing, in form and substance satisfactory to Holdings, to transfer all shares of Series A Preferred Stock of Company currently held by Mr. Canouse into the such names as Holdings shall designate. In addition, the Company and Jeffrey Canouse shall take all such further assurances and provide such further documentation not later than five (5) calendar days after the Closing, in form and substance satisfactory to Holdings, to enter into an agreement, effective as of the Closing Date, for the provision of services to Holdings as Chief Executive Officer and Director during the transition period in consideration for the payment of Five Thousand Dollars ($5,000) per month for a minimum of Three (3) Months.

ARTICLE VII

COVENANTS OF COMPANY, THE MEMBERS AND HOLDINGS

7.1. Notices of Certain Events. Holdings and Company shall promptly notify each party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the transactions contemplated by this Agreement or any other development causing a breach of any representation or warranty made by a party hereunder. Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to any party hereunder.

7.2. Public Announcements. No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied or conditioned), except as required by Law.

7.3. Transfer Taxes. Company and Holdings shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing Date. Company and Holdings agree that Holdings will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the transactions contemplated by this Agreement or the surrender of the Shares pursuant thereto (collectively, “Transfer Taxes”), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of the transactions contemplated under this Agreement, and any penalties or interest with respect to the Transfer Taxes. Holdings agrees to cooperate with Company in the filing of any returns with respect to the Transfer Taxes.

7.4. Reasonable Efforts. The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Holdings from occurring prior to or after the Closing Date, (iii) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement contemplated by, and to fully carry out the purposes of, this Agreement.

7.5. Fees and Expenses. Each party will be responsible for all of the legal, accounting and other expenses incurred by such party hereto in connection with the transactions contemplated by this Agreement.

7.6. Regulatory Matters and Approvals. Each of the Member, Holdings and the Company will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters contemplated by this Agreement.

7.7 Post-Closing Financing. At the Closing of the Acquisition, the Company will consummate a bridge financing for the benefit of Holdings in an amount of $500,000and such funds shall be utilized, in part, to pay for the expenses incurred in connection with the Acquisition and the Audit. Following the Closing, the Company will raise up to Ten Million Dollars ($10,000,000.00) by the sale of shares of equity (common or preferred stock) of the Company (the “Initial Financing”). It is anticipated that the Initial Financing will be consummated in tranches over twelve (12) months following the Closing.

7.8 Southridge. At the Closing, Southridge (or its affiliates as directed by Southridge) shall receive 28,437 shares of newly created Series D Preferred Stock, which, collectively, shall be convertible into that number of shares of common stock of the Company which shall equal Five Percent (5%) of the total issued and outstanding shares of common stock of the Company as determined at the consummation of the Acquisition (on a fully diluted basis for a period of two years) and carry rachet and anti-dilution rights, as set forth on the certificate of designation attached hereto as Exhibit D  (the “Series D Preferred Stock”).

ARTICLE VIII

CONDITIONS TO CLOSING

8.1. Condition to Obligation of Each Party to Effect the Share Exchange. The respective obligations of Company, each Member and Holdings to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the transactions contemplated by this Agreement contemplated herein shall be in effect; provided, however, that each of Company and Holdings shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b) Director and Officer Appointments. As of the Closing Date, Holdings shall have received evidence showing that on or prior to the Closing Date, the current board of directors of the Company has adopted resolutions appointing the persons identified and accepting the resignations of the persons identified on Schedule A hereto from the board of directors of the Company, which appointments and resignations will be effective on the later of (1) the Closing Date, or (2) a later date agreed to by the Company and Holdings, following a mutually agreed upon transition period.

8.2. Additional Conditions to Obligations of Company. The obligations of Company to consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of Holdings and each Member contained in this Agreement and in any certificate or other writing delivered to Company pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Holdings.

(b) Agreements and Covenants. Holdings and each Member shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Holdings.

(c) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Holdings for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Holdings, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Holdings.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on Holdings other than any change that shall result from general economic conditions or conditions generally affecting the industry in which Holdings conducts operations.

8.3. Additional Conditions to Obligations of Holdings and the Members. The obligations of Holdings and each Member to consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of Company contained in this Agreement and in any certificate or other writing delivered to Holdings pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Holdings shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Company.

(b) Agreements and Covenants. Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Holdings shall have received a certificate to such effect signed by the President and Chief Executive Officer of Company.

(c) Exchange Indebtedness. Evidence satisfactory to Holdings as to the Exchange of certain outstanding indebtedness of the Company for newly created Series C Preferred Stock, the certification of designation for which is attached hereto as Exhibit C.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Company.

(e) Absence of Material Adverse Effect. Since the date of the this Agreement, there shall not have been any Material Adverse Effect on Company, other than any change that shall result from general economic conditions or conditions generally affecting the industry in which Company conducts operations.

(f) Resignations. The current officers and directors of Company shall submit written resignations from their respective positions with Company and Company shall provide copies of such resignations to Holdings.

(g) Due Diligence. Holdings and the Members shall be satisfied with its due diligence investigations.

ARTICLE IX

TERMINATION; SURVIVAL

9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of Holdings and Company duly authorized by the Boards of Directors of Holdings and Company;

(b) by either Holdings or Company, if the other party (which, in the case of Company, shall mean Company or any Member) has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(c) by any party, if all the conditions to the obligations of such party for Closing the transactions contemplated by this Agreement shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party; or

(d) by any party, if a permanent injunction or other Order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated by this Agreement shall have been issued and shall have become final and nonappealable.

As used herein, the “Final Date” shall be July 30, 2021

9.2. Notice of Termination. Any termination of this Agreement under Section 9.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other parties hereto specifying with reasonable particularity the reason for such termination.

9.3. Effect of Termination. In the case of any termination of this Agreement as provided in this Section 9, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.

9.4. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time. This Section 9.4 shall have no effect upon any other obligations of the Parties hereto, whether to be performed before or after the consummation of the transactions contemplated by this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section. A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section. All communications shall be sent to the parties at the following information specified below (or at such other information for a party as shall be designated in advance written notice to the other parties hereto):

(a) If to Company:

New America Energy Corp.

240 Vaughan Drive

Suite 200

Alpharetta, GA 30009

Attention: Jeffrey Canouse, CEO

Email: jeffcanouse@gmail.com

(b) If to Holdings or Members:

Third Bench Holdings, LLC

3711 B Paseo Del Norte NE

Albuquerque, NM 87113

Attention: David Fair, CEO

Email: dfair@thirdbench.com

10.2. Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties.

10.3. Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.7. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

10.8. Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other parties, provided however the parties may assign this agreement to an Affiliate or successor-in-interest to all or substantially all of such respective party’s business provided such party agrees to be bound by the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.9. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

10.10. Governing Law; Submission of Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE STATE OF FLORIDA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11. Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

10.12. Attorneys’ Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.13. Representation. Each party to this Agreement, severally, and not jointly and only as to itself, represents that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing; (b) has authority to enter into and sign the Agreement; and (c) enters into and signs the same by its own free will.

10.14. Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of, Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Company, Holdings and/or Member, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

10.15. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties hereto shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that they shall be entitled to specifically enforce the provisions of this Agreement on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

10.16. Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties has executed or caused this Share Exchange Agreement to be executed as of the date first written above.

Company:

NEW AMERICA ENERGY CORP., a Florida corporation

By: /s/ Jeffrey Canouse

Name: Jeffrey Canouse

Title: Chief Executive Officer

Company:

THIRD BENCH HOLDINGS, LLC, a New Mexico limited liability company

By:  /s/ David Fair

Name: David Fair

Title: Chief Executive Officer

[Signature Page to Share Exchange Agreement]

MEMBERS OF THIRD BENCH HOLDINGS, LLC,

/s/ David Fair

David Fair

Okane Enterprises, LLC

By: /s Melissa Handley

Melissa Handley, Managing Member

EXHIBIT A

HOLDINGS’ MEMBER LIST

David Fair, 40%

Okane Enterprises, LLC 60%

EXHIBIT B

SERIES B PREFERRED STOCK TO BE ISSUED AND

CERTIFICATE OF DESIGNATION FOR SERIES B PREFERRED STOCK

Name of Member	Percentage Ownership of Holdings Membership Units	Number of Shares of Series B Preferred Stock to be Issued
David Fair	40%	204,400
Okane Enterprises, LLC	60%	306,600

Total	100%	511,000

NEW AMERICA ENERGY CORP.

SERIES B 2% CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series B 2% Convertible Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated and authorized shall be Five Hundred Eleven Thousand (511,000). Each share of Series B Preferred Stock shall have a par value of $0.00001 per share and a stated value of

$100 per share (the “Stated Value”).

Section 2. Dividends.

(a)  Holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series B Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value., payable in additional shares of Series B Preferred Stock. The party that holds the Series B Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series B Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

(b)  So long as any shares of Series B Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series B Preferred Stock then outstanding (the “Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3. Voting Rights; Negative Covenants.

Each holder of the Series B Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as-converted basis, either by written consent or by proxy. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series B Preferred Stock, (d) increase the authorized or designated number of shares of Series B Preferred Stock, (e) apart from shares issued as a dividend pursuant to Section 2 (a), issue any additional shares of Series B Preferred Stock (including the reissuance of any shares of Series B Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4. Liquidation.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series B Preferred Stock. A “Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5. Conversion.

(a)  Conversion at Option of Holder. Each share of Series B Preferred Stock shall be convertible into Common Stock, (such that all authorized shares of Series B Preferred Stock, if issued and outstanding, would be convertible in the aggregate into 90% of the total issued and outstanding shares of the Company’s Common Stock) (as determined at the earlier of (i) the date of Conversion of the Series B Preferred Stock; and (ii) twelve (12) months following July 15, 2021) (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series B Preferred Stock. A Holder shall affect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series B Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted, the date on which such conversion is to be affected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a). Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)  The Company covenants that it will at all times: (i) reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series B Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of sub-section (b) upon the conversion of all outstanding shares of Series B Preferred Stock hereunder; and (ii) neither take nor approve any action which would alter the Conversion Rights set forth in Section 5 herein. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(c)  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series B Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series B Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(d)  The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e)  Shares of Series B Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock; but no canceled Series B Preferred Shares may be reissued without the prior approval by the Requisite Holders.

(f)  Any and all notices or other communications or deliveries to be provided by the Holders of the Series B Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series B Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

EXHIBIT C

SERIES C PREFERRED STOCK TO BE ISSUED AND

CERTIFICATE OF DESIGNATION FOR SERIES C PREFERRED STOCK

NEW AMERICA ENERGY CORP.

SERIES C 2% CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series C 2% Convertible Preferred Stock (the “Series C Preferred Stock”), and the number of shares so designated and authorized shall be Three Hundred Ninety Thousand (390,000). Each share of Series C Preferred Stock shall have a par value of $0.00001 per share and a stated value of

$100 per share (the “Stated Value”).

Section 2. Dividends.

(a)  Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series C Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value, payable in additional shares of Series C Preferred Stock. The party that holds the Series C Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series C Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

(b)  So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series C Preferred Stock then outstanding (the “Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3. Voting Rights; Negative Covenants.

Each holder of the Series C Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as-converted basis, either by written consent or by proxy. So long as any shares of Series C Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series C Preferred Stock, (d) increase the authorized or designated number of shares of Series C Preferred Stock, (e) apart from shares issued as a dividend pursuant to Section 2 (a), issue any additional shares of Series C Preferred Stock (including the reissuance of any shares of Series C Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4. Liquidation.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Preferred Stock shall be distributed among the holders of Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series C Preferred Stock. A “Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5. Conversion.

(a)  Conversion at Option of Holder. Each share of Series C Preferred Stock shall be convertible into Ten Thousand (10,000) shares of the Company’s Common Stock (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock, except that such conversion will automatically be adjusted so that the Holder’s total beneficial ownership does not exceed greater than 9.99% of the issued and outstanding shares of the Company’s Common Stock. A Holder shall affect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series C Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted, the date on which such conversion is to be affected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a). Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series C Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series C Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of sub-section (b) upon the conversion of all outstanding shares of Series C Preferred Stock hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(c) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series C Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series C Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(d)  The issuance of certificates for shares of Common Stock on conversion of Series C Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series C Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e)  Shares of Series C Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(f)  Any and all notices or other communications or deliveries to be provided by the Holders of the Series C Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series C Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

EXHIBIT D

SERIES D PREFERRED STOCK TO BE ISSUED AND

CERTIFICATE OF DESIGNATION FOR SERIES D PREFERRED STOCK

NEW AMERICA ENERGY CORP.

SERIES D 3% CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series D 3% Convertible Preferred Stock (the “Series D Preferred Stock”), and the number of shares so designated and authorized shall be One Hundred Thousand (100,000). Each share of Series D Preferred Stock shall have a par value of $0.00001 per share and a stated value of $100 per share (the “Stated Value”).

Section 2. Dividends.

(a)  Holders of Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series D Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to three percent (3%) per annum on the Stated Value, payable in additional shares of Series D Preferred Stock. The party that holds the Series D Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series D Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

(b)  So long as any shares of Series D Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series D Preferred Stock then outstanding (the “Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3. Voting Rights; Negative Covenants.

Subject to the beneficial ownership limitations set forth in Section 5 (b) below, each holder of the Series D Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as converted basis, either by written consent or by proxy. So long as any shares of Series D Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series D Preferred Stock, (d) increase the authorized or designated number of shares of Series D Preferred Stock, (e) apart from shares issued as a dividend pursuant to Section 2 (a), issue any additional shares of Series D Preferred Stock (including the reissuance of any shares of Series D Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4. Liquidation.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series D Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series D Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series D Preferred Stock shall be distributed among the holders of Series D Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series D Preferred Stock. A “Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5. Conversion.

(a)  Conversion at Option of Holder. Subject to the provisions of Section 5(b), below, each share of Series D Preferred Stock shall be convertible into 10,000 shares of Common Stock (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series D Preferred Stock; provided that, for a period of twenty for (24) months from the Issuance Date, if the Company issues shares of common stock (or securities, including any derivative securities, containing the right to purchase, exercise or convert into shares of common stock) (the “Dilution Shares”) such that the outstanding number of shares of common stock on a fully diluted basis shall be greater than 5,670,596,606 shares (inclusive of conversions of Series D Preferred Stock at the Conversion Ratio immediately above), then the Conversion Ratio for the Series D Preferred Stock then outstanding and unconverted as of the date the Dilution Shares are issued shall be adjusted to equal the Conversion Ratio multiplied by a fraction, the numerator of which shall be the number of shares outstanding on a fully diluted basis after the issuance of the Dilution Shares, and the denominator shall be 5,670,596,606. Example: Company issues securities representing 100,000,000 Dilution Shares, then the Conversion Ratio shall equal 10,000 x (5,770,596,606/5,670,596,606) (or 1.018) = 10,180.  A Holder  shall effect a conversion by  surrendering to  the Company  the original certificate or certificates representing the shares of Series D Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series D Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”), and the Conversion Price determined as specified in Section 5(c) hereof. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a). Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)  Beneficial Ownership Limitation. The Company shall not affect any conversion of the Series D Preferred Stock, and a Holder shall not have the right to convert any portion of the Series D Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock with respect to which such determination is being made plus any and all Common Stock otherwise by the Holder derived from a derivative paid or otherwise acquired by the Holder, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series D Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series D Preferred Stock or any other convertible securities of the Company) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this subsection, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series D Preferred Stock held by the applicable Holder. A Holder, upon not less than sixty five (65) days’ prior notice to the Company, may increase the Beneficial Ownership Limitation provisions of this sub-section applicable to its Series D Preferred Stock and the provisions of this sub-section shall continue to apply. Any such increase will not be effective until the sixty-sixth (66th) day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this sub-section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Series D Preferred Stock.

(c)  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series D Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series D Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of sub-section (b) upon the conversion of all outstanding shares of Series D Preferred Stock hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(d)  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series D Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series D Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(e)  The issuance of certificates for shares of Common Stock on conversion of Series D Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series D Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f)  Shares of Series D Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(g)  Any and all notices or other communications or deliveries to be provided by the Holders of the Series D Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series D Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Section 6. Adjustments to Conversion Price.

(a)  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)                            Spin Off. If, for as long as any shares of Series D Preferred Stock remain outstanding the Company consummates a spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off’) in which the Company, in addition to or in lieu of any other compensation received by the Company for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause (a) to be reserved Spin Off Securities equal to the number thereof which would have been issued to all Holders had all shares of Series D Preferred Stock outstanding on the record date (the “Record Date”), for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (such outstanding shares of Series D Preferred Stock, the “Outstanding

Preferred Stock”), if all Shares of Series D Preferred Stock had been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Securities”), and (b) to be issued to each Holder upon the conversion of all or any of the Outstanding Preferred Stock, such amount of the Reserved Spin Off Securities equal to (1) the Reserved Spin Off Securities multiplied by (2) a fraction, of which (A) the numerator is the aggregate Stated Value of the Outstanding Preferred Stock then being converted by such Holder, and (B) the denominator is the aggregate Stated Value of the Outstanding Preferred Stock.

(ii)                           Stock Splits, etc. If, at any time while any shares of Series D Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (a) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be adjusted to equal one-half of what it had been calculated to be immediately prior to such split; (b) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be adjusted to equal ten times what it had been calculated to be immediately prior to such split; and (c) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Ratio shall be adjusted to equal such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued plus the dividend shares (11 in total), and the denominator is such number of shares for which a dividend will be issued thereon (i.e. 11/10 or 1.1).

(iii)                            Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Series D Preferred Stock, furnish to such Holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price in effect at the time and (c) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series D Preferred Stock.

Section 7. Definitions.

For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Common Stock” means the common stock, $.00001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Ratio” means 10,000 of common stock for each share of Series D Preferred Stock, subject to adjustment set forth in Sections 5 and 6.

“Issuance Date” means the earliest date on which a Holder receives shares of the Series D Preferred Stock, regardless of the number of certificates which may be issued to evidence such Series D Preferred Stock.

“Holder” means a registered holder of a share or shares of Series D Preferred Stock.

“Junior Securities” means the Common Stock and all other equity securities of the Company ranking junior to the Series D Preferred Stock in terms of payment of dividends or liquidation proceeds.

“Per Share Market Value” means on any particular date (a) the Closing Bid Price per share of the Common Stock on such date on the OTC Bulletin Board or other principal stock exchange or quotation system on which the Common Stock is then listed or quoted or if there is no such price on such date, then the Closing Bid Price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the OTC Bulletin Board or any stock exchange or quotation system, the Closing Bid Price for a share of Common Stock in such other over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices, then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Board of Directors, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

ANNEX A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Share Exchange Act.

“Alternative Acquisition” means any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of Holdings or the Company (as applicable) which would or could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, including a firm proposal to make such an acquisition.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person and its Subsidiaries taken as a whole; to be free from doubt, any breach of any agreement between Holdings and/or the Members shall be considered a Material Adverse Effect; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

‘SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Transaction Documents” means the Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

ANNEX B

Directors to be Appointed

Officers to be Appointed

Resigning Officers and Directors

Jeffrey Canouse, will resign as CEO and Director following a transition period to be mutually agreed upon, but not less than 3 months.